Exhibit 10.28

                                                 November 24, 1997

Titan Pharmaceuticals, Inc.
400 Oyster Point Boulevard, Suite 505
South San Francisco, CA  94080
Attention:  Sunil Bhonsle

Ladies and Gentlemen:

     This letter sets forth our agreement regarding the conduct of and payment for certain dispute resolution matters arising from the License Agreement between Bar-Ilan University (Bar-Ilan) and Titan; and for the partial reimbursement of certain moneys to be paid under the License Agreement between Bar-Ilan and Titan and the corresponding License Agreement between Bar-Ilan and Ansan.

     In the event of any dispute between Bar-Ilan and Titan arising from or relating to the License Agreement between Bar-Ilan and Titan, Titan shall promptly notify Ansan, and Ansan and Titan shall have the right jointly to commence, control and resolve any litigation or arbitration with Bar-Ilan with counsel of their selection. The parties shall share equally the cost of such litigation or arbitration (including the reasonable cost of counsel), provided that Ansan shall not be required to share any judgment or award entered against Titan, citing Titan to be at fault. Any amounts payable by Ansan to Titan under this paragraph shall be creditable against any amounts then owing by Titan to Ansan under Article 2 of the Stock Purchase Agreement between Titan and Ansan.

     Under Paragraph 4.5 of the License Agreement between Bar-Ilan and Titan, and under Paragraph 4.5 of the corresponding License Agreement between Bar-Ilan and Ansan, whichever of Titan and Ansan first receives approval from the US Food and Drug Administration to market a Licensed Product in its Field (as defined in its License Agreement) becomes obliged to pay Bar-Ilan the sum of $200,000 in four payments over the 360 days following receipt of the approval. As long as both the License Agreement between Bar-Ilan and Titan and the License Agreement between Bar-Ilan and Ansan remain in effect, if either of Titan or Ansan receives such an approval and thereby becomes obliged to pay Bar-Ilan under Paragraph 4.5 of its License Agreement, and the other of Titan or Ansan subsequently receives such an approval, then that second party to receive approval shall reimburse the first party to receive approval one-half of the payments the first party has made or will make to Bar-Ilan under Paragraph 4.5 of the first party's License Agreement.

     Please confirm by your signature below that the above sets forth your agreement in this matter.

                                                Yours very truly,
                                                Ansan Pharmaceuticals, Inc.


                                                By:/s/ Vaughan Shalson
                                                   ---------------------------
                                                    Vaughan Shalson

So Agreed.
Titan Pharmaceuticals, Inc.

By:/s/ Sunil Bhonsle
   -------------------------
    Sunil Bhonsle


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